Exhibit 10.1

[MEI Pharma Letterhead]

July 7, 2022

Brian G. Drazba

Dear Brian

I am confirming our agreement regarding your continued employment with MEI Pharma, Inc. (the “Company”).

As I notified you on June 30, 2022, your employment will continue beyond June 30, 2022. Your employment will continue in accordance with the terms of your employment agreement with the Company dated February 1, 2017, subject to adjustments in salary as approved by the Compensation Committee of the Board of Directors from time to time. You and the Company agree that the Transition and Retirement Agreement dated August 2, 2021 is hereby terminated and is of no effect.

Sincerely

/s/ Daniel P. Gold

Daniel P. Gold

Chief Executive Officer

MEI Pharma, Inc.

Agreed

/s/ Brian G. Drazba
Brian G. Drazba